Exhibit 23.1a

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 and related Prospectus of Steel Dynamics, Inc. for the registration of 18,339,340 shares of Steel Dynamics, Inc. common stock and to the incorporation by reference therein of our reports dated February 22, 2008, with respect to the consolidated financial statements of Steel Dynamics, Inc., and the effectiveness of internal control over financial reporting of Steel Dynamics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Fort Wayne, Indiana
July 21, 2008	/s/ Ernst & Young LLP